QH-428615

Certificate Of Incorporation

*I, **AVRIL MYERS** Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Act, that all requirements of the said Act in respect of registration were complied with by*

IncomeSTKd 1x US Stocks & 1x Bitcoin Premium Cayman Subsidiary

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 20th day of November Two Thousand Twenty-Five

Given under my hand and Seal at George Town in the Island of Grand Cayman this 20th day of November Two Thousand Twenty-Five

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

Assistant Registrar of Companies,
Cayman Islands.

Authorisation Code : 606368775536
www.verify.gov.ky
27 November 2025